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                                                                   EXHIBIT 99.1



FOR:                                                        CONTACT:
Precision Auto Care, Inc.                                   Robert Falconi x214
P.O. Box 5000                                               CFO
Leesburg, VA  20177                                         (800) 438-8863


FOR IMMEDIATE RELEASE
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                            RIGHTS OFFERING EXTENDED

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LEESBURG,  VA - March 12, 2002,  Precision Auto Care,  Inc. (OTC Bulletin Board:
PACI) Lou Brown, President & CEO of Precision Auto Care, Inc. (PACI), announced today that the Company would extend its Rights Offering from March 15 to April 5, 2002. The Company is offering an aggregate of 4,032,723 shares of its common stock to shareholders of record as of February 14, 2002. These shareholders have the right to purchase one share of common stock for each 2.5 shares owned at a purchase price of $0.30 per share. The Company is engaging in this Rights Offering to obtain additional working capital.

                  Precision Auto Care, Inc. is the world's leading franchisor of auto care centers, with over 500 operating centers as of March 12, 2002. The
Company franchises and operates Precision Tune Auto Care centers around the world.
                                    - more -

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         Cautionary  Statement:  The statements in this press release constitute
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause Precision
Auto  Care  Inc.'s  actual  results,   performance  or  achievements  to  differ
materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, there can be no assurance that the Company will be able to modify the terms of its outstanding debt, obtain additional capital, or complete any divestiture, partnership or other restructuring transactions in a timely fashion or on terms and conditions that are acceptable to the Company. Other risks and uncertainties include, but are not limited to, (i) the risks and uncertainties reflected and set forth in the text of this press release, (ii) the fact that Precision Auto Care Inc. and the companies it acquired on and subsequent to the date of its initial public offering have only recently conducted operations as a combined company, (iii) the seasonal nature of portions of the business, (iv) the highly competitive markets in which Precision Auto Care Inc. operates, (v) difficulties in integrating all of the businesses Precision Auto Care Inc. has acquired, (vi) risks associated with Precision Auto Care Inc.'s ability to continue its strategy of growth through acquisitions and (vii) risks associated with Company's ability to make or effect acquisitions in the future and to successfully integrate newly-acquired businesses into existing operations and the risks associated with such newly-acquired businesses. For a discussion of such other risks and uncertainties which could cause actual results, performance
or  achievements   to  differ  from  those  contained  in  the   forward-looking
statements, see "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K.


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